Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-123085

Pricing Supplement Number 156 Dated 03/27/2006

(To: Prospectus Dated May 17, 2005, as supplemented by Prospectus Supplement Dated )

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
36966RJ64	100%	2.100%	FIXED	5.700%	QUARTERLY	04/15/2022	07/15/2006	$15.68	YES	Senior Unsecured Notes	Aaa	AAA

Redemption Information: Callable at 100.000% on 04/15/2011 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2011 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
36966RJ72	100%	2.500%	FIXED	5.900%	SEMI-ANNUAL	04/15/2032	10/15/2006	$30.98	YES	Senior Unsecured Notes	Aaa	AAA

Redemption Information: Callable at 100.000% on 04/15/2011 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2011 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation

Offering Dates: March 27, 2006 through April 03, 2006

Trade Date: April 03, 2006 @12:00 PM ET

Settle Date: April 06, 2006

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

General Electric Capital Corporation $14,651,734,000.00 GE Capital* InterNotes® Prospectus Dated 17-May-05

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved.